FOR IMMEDIATE RELEASE
                                                                   EXHIBIT 99.1

FEBRUARY 22, 1995 -- NationsBanc Mortgage Corp. and Source One Mortgage Services Corp. today announced they have reached a definitive agreement for NationsBanc Mortgage to purchase $10 billion of mortgage servicing from the Michigan-based company. Terms of the agreement were not disclosed.

The sale represents 25 percent of Source One's mortgage servicing portfolio.

The transaction is expected to close by the end of March, subject to required approvals.

NationsBanc Mortgage's servicing portfolio increases to about $50 billion.

The portion of the Source One portfolio that was purchased consists of servicing for about 115,000 loans, with a weighted average interest rate of
7.72 percent. The servicing portfolio represents a mix of Fannie Mae, Freddie Mac and Ginnie Mae loans. The loans principally are in California, Washington, Texas and Florida.

"This is an excellent opportunity to increase our size in the mortgage servicing business," said Andrew D. Woodward, president of NationsBanc Mortgage Corp. "We look forward to serving our new customers."

NationsBanc Mortgage Corp. originates mortgages through 120 retail mortgage lending offices in the mid-Atlantic states, Southeastern states, Texas, California and Arizona. The company purchases loans from correspondents in 36 states and serves customers nationwide through its telemortgage unit. It is a subsidiary of NationsBank Corp., the fourth-largest bank holding company in the nation.
###
Contact:
NationsBank                  Source One
Mary Alice Rogers            Tim Shepherd
704/386-0261                 810/488-7364

FOR IMMEDIATE RELEASE
                                                                   EXHIBIT 99.2

FEBRUARY 23, 1995 -- NationsBanc Mortgage Corp. and KeyCorp today announced they have reached a definitive agreement for NationsBanc Mortgage to purchase the residential mortgage servicing business of KeyCorp Mortgage Inc. The acquisition primarily will include a $25 billion residential mortgage servicing portfolio, a mortgage servicing operation employing about 500 people and other servicing-related assets.

NationsBanc Mortgage will pay about $350 million for the servicing portfolio and the servicing operation. It also will pay about $150 million for servicing-related assets, such as receivables, advances, etc. The transaction is expected to close by the end of March.

On closing, the purchase will boost NationsBanc Mortgage's residential servicing portfolio to about $75 billion, which should place the company in the top five mortgage servicers in the nation. Earlier this week, NationsBanc Mortgage announced the purchase of a $10 billion mortgage servicing portfolio from Source One Mortgage.

The KeyCorp servicing portfolio consists of about 390,000 loans, with a weighted average interest rate of 7.95 percent. The portfolio represents a mix of government and conventional residential mortgage loans.

"We're very attracted to mortgage servicing right now, as it provides a good, recurring source of revenue," said Andrew D. Woodward, president of NationsBanc Mortgage Corp. "The addition of this portfolio will place us in the top ranks of mortgage servicers. This acquisition is a core step in our growth agenda for mortgage banking."

"While we continue to actively provide home mortgages through our banking offices across the country, the servicing component of the business was sold for strategic reasons," said Victor J. Riley, Jr., KeyCorp chairman and chief executive officer. "To provide returns comparable to our other businesses, substantial investments would have been required in the servicing component of the business, in which profits are now driven principally by size and scale."

NationsBanc Mortgage Corp. originates mortgages through 120 retail offices in the mid-Atlantic states, Southeastern states, Texas, California and Arizona. The company purchases loans from correspondents in 36 states and serves customers nationwide through its telemortgage unit. It is a subsidiary of NationsBank Corp., the fourth-largest bank holding company in the nation, with more than $169 billion in assets.

KeyCorp (NYSE:KEY), headquartered in Cleveland, Ohio, is one of the nation's largest bank holding companies with assets of $66.8 billion and equity capital of $4.7 billion at Dec. 31, 1994. The financial services company is comprised of more than 1,300 branch and affiliate offices in 25 states from Maine to Alaska.
###
Contact:
NationsBank (media)        KeyCorp (media)       KeyCorp (analyst)
Mary Alice Rogers          Bill Murschel         Jay S. Gould
704/386-0261               216/689-0457          216/689-4721